Exhibit 23.1

KPMG LLP
Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2025, with respect to the consolidated financial statements of NexPoint Diversified Real Estate Trust and subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/KPMG LLP

Dallas, Texas
August 22, 2025